Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Safe & Green Holdings Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	(i) Common stock, $0.01 par value per share	(1)	Other	937,500	$8.31	$7,790,625.00	0.0001531	$1,192.74

Total Offering Amounts:							$7,790,625.00		1,192.74
Total Fees Previously Paid:									56,397.03
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) and Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).

The fees that were paid pursuant to Form S-1 (Registration No. 333-286850) filed with the Securities and Exchange Commission on April 30, 2025, in connection with the Series A and Series B Warrants in the amount of $56,397.03, shall be applied to this S-1, as the Series A and B Warrants were never registered. This exhibit 107 shall also take into account the Company’s 2025 Reverse Stock Split, as further described in the Registration Statement.